Exhibit 10.1

MASTER COLLABORATION AND LICENSE AGREEMENT

This Master Collaboration and License Agreement ("Agreement") is entered into and effective as of the date of last signature ("Effective Date") by and between Aspira Women's Health Inc. having an address at 121117 Bee Caves Road, Building III, Suite l 00, Austin, TX 78738 ("Aspira") and The Cleveland Clinic Foundation, an Ohio non-profit corporation having an address at 9500 Euclid Avenue, Cleveland, Ohio 44195, United States ("CCF"). Each of Aspira and CCF may be referred to herein as a "Party" to this Agreement, and together, as the "Parties".

RECITALS

WHEREAS, Aspira is a diagnostic company focused on women's health.

WHEREAS, CCF is a non-profit educational, research and health care institution;

WHEREAS, Aspira and CCF wish to collaborate on one or more biomedical research and development projects of mutual interest, each as may be agreed upon by the Parties from time to time and set forth in one or more written statements of work executed under this Agreement;

WHEREAS, the collaborative activities contemplated by this Agreement are of mutual interest and benefit to the Parties and will further the research interests of Aspira and the research interests and instructional objectives of CCF and Aspira in a manner consistent with CCF's status as a non-profit educational, research, and health care institution;

AGREEMENT

NOW, THEREFORE, for and in consideration of the mutual covenants, conditions and undertakings herein set forth and intending to be legally bound hereby, the Parties agree as follows:

This Agreement shall govern the conduct of all Research Projects. The specifics of each Research Project will be set forth in a Statement of Work ("SOW") in substantially the form attached hereto. In the event of a conflict of the terms and conditions between this Agreement and a SOW, the terms and conditions of this Agreement will control.

l.	Definitions. For the purposes of this Agreement, capitalized terms shall have the meaning specified in the Agreement provided that the following additional terms shall have the meaning specified below:

a.	"Affiliate" means, with respect to a Party, an entity, directly or indirectly through one or more intermediaries, that is controlling, controlled by or under common control with such party, as the case may be for so long as such control exists. For purposes of this definition, the term "control" shall mean, with respect to any entity, beneficial ownership (direct or indirect) of more than fifty percent (50%) of the voting power of such entity, or the ability to direct the management and policies of such entity by contract or similar arrangement.

b.	"Applicable Law" means any international, national, federal, state, provincial, commonwealth or local government law, statute, rule, requirement, code, regulation, or ordinance that is applicable to a Party in its performance of a Research Project and this

Agreement, including, as applicable, laws and rules governing the collection and processing of personal data and the collection and storage of human subject data, including Human Subjects Data provided pursuant to an applicable Statement of Work, and biological materials, including Project Materials provided pursuant to an applicable Statement of Work.

c.	"Background Data" means all data, existing prior to the Effective Date or developed outside the scope of this Agreement. For the avoidance of doubt, all Human Subjects Data and Non-Human Data shall be deemed Background Data generated by a Party prior to the Effective Date or that is generated by a Party outside of the Agreement is Background Data and is owned by the Party that generated the Background Data. Use, analysis, or combination of Background Data with other Background Data in connection with a Research Project shall not cause such Background Data to be deemed Data hereunder or alter its ownership; only new data first generated as a direct result of such use, analysis, or combination shall constitute Data.

d.	"Background IP" means all IP owned or controlled by a Party or its Affiliates that is

(i) created, authored, obtained, or acquired by or on behalf of such Party or its Affiliates before the Project Term, or (ii) created, authored, obtained, or acquired by or on behalf of such Party or its Affiliates independently from any Research Project.

e.	"Disclosure" shall mean the creation of a written description of Project IP made under or in connection with a Research Project as contemplated by Section 5(d) of this Agreement.

f.	"Data" means, collectively, all data first generated, collected, developed, or derived from activities carried out under this Agreement or in a Research Project. For clarity, "Data" expressly excludes Background Data and any data collected from human subjects..

g.	"Intellectual Property" of "IP" means any inventions, whether or not patentable, trademarks, copyrightable works, improvements, discoveries, methods, operations, formulas, ideas, developments, know-how, trade secrets, software, including source code and object code, compositions of matter, procedures, art, methods, machine, manufacture, design or any new and useful improvement of any of the foregoing.

h.	"Notification" shall mean either:

1.  one Party's notification to the other Party that Disclosure was received by the first Party as contemplated in Section 5(d) of this Agreement; or

11.  one Party's notification to the other Party that subject matter was identified in a Report that may be reasonably amenable to patenting and/or licensing as contemplated in Section 5(d) of this Agreement.

1. "Project IP" means all IP that is created under this Agreement or in performance of any Research Project including but not limited to CCF Project IP, Aspira Project IP, and Joint Project IP.

J. "Project Materials" means all pre-existing (i.e., not created or developed under a Research Project) technologies, tools, compounds, and materials (including, but not limited to, tissue samples, pathology slides, blood samples, other biochemical samples, and radiographic films) that are provided by a Party for use in a Research Project, as further set forth in the applicable SOW, excluding Background IP. For the avoidance of doubt, Project Materials shall also mean all progeny, modifications or derivatives of the original material.

k. "Statement of Work" or "SOW" means the individual Statements of Work setting forth the specific details of each Research Project to be conducted hereunder. Each SOW, once executed, shall be incorporated into and governed by this Agreement.

2.	Collaboration.

a.	This Agreement establishes the general terms and conditions applicable to Research Projects conducted by Aspira and CCF. The specific scope, responsibilities, deliverables, Project Materials, Data (if any), timelines, and other project-specific terms for each Research Project shall be set forth in a written Statement of Work executed by the Parties. Each SOW must be executed by both Parties and will thereafter be deemed attached hereto and incorporated herein as sequential Exhibit A (e.g., A-1, A-2, A-3, etc.). Each Party will perform the activities assigned to it in accordance with the applicable SOW.

b.	The principal investigator for each Party with respect to a Research Project (each, a "Principal Investigator") shall be identified in the applicable Statement of Work. If a CCF Principal Investigator is unable to continue to serve in such role and a successor acceptable to both Parties is not available, the applicable Statement of Work may be terminated by Aspira in their sole discretion in and in accordance with this Agreement.

c.	All activities performed by a Party under a Research Project will be performed at such Party's own facilities or the facilities of third-party contractors or collaborators engaged by such Party in connection with the Research Project (each, a "Subcontractor"). Any Subcontractors shall be identified in the applicable Statement of Work or otherwise approved in writing by the other Party. Except as expressly provided in an applicable Statement of Work, no on-site access to other Party's facilities is contemplated under this Agreement. To the extent that Aspira, and its personnel, employees, or agents ("Aspira Staff') visit any CCF facility pursuant to an applicable Statement of Work, such visitations shall be at mutually agreed upon times, during normal business hours and subject to Aspira Staffs compliance with CCF's policies and credentialing procedures for non-employee access to its facilities, patients, and/or records.

d.	In connection with engaging any Subcontractor for the performance of any work under a Research Project under this Agreement, each Party shall ensure that such Subcontractor is bound by written agreement to: (i) comply with the terms of this Agreement, including, but not limited to, the confidentiality and non-use provisions; and (ii) assign any intellectual property, materials, results and data generated by such Subcontractor to the contracting Party (or grant such Party the exclusive rights to such intellectual property, materials, results and data), and, in each case, providing to such contracting Party the right to further grant rights in and transfer such intellectual property, materials, results and data in the manner required by this Agreement.

e.	Aspira and CCF shall provide each other with periodic reports (each a "Report") detailing the activities performed and data obtained in the course of a Research Project during agreed-upon intervals. Upon written request, a final Report setting forth the significant Research

Project findings shall be prepared and submitted to the requesting Party no more than ninety

(90) days after the written request for said final Report is received by the other Party.

f.	IRB Compliance. If applicable, the Parties shall cooperate in preparing and filing a Research Project protocol, with the appropriate Party's Institutional Review Board ("IRB") for review and approval to conduct such Research Project. If applicable, the Research Project will be conducted only in accordance with and subject to any restrictions or limitations imposed by the IRB. Any withdrawal of IRB approval shall be immediately reported to the other Party.

g.	Project Materials. To the extent a Party provides any Project Materials to the other Party for use in connection with any Research Project hereunder, such Project Materials shall be used solely in the performance of the activities described in the Statement of Work to which the Project Materials relate. Project Materials shall not be used for research or testing in humans, or for human diagnostic purposes, and shall be used in compliance with any and all Applicable Laws relating to the transportation, handling, storage or use of such Project Materials. To the extent that Project Materials constitute human tissue or human materials, the receiving Party acknowledges that such Project Materials are potentially biohazardous and shall be handled in compliance with applicable safety regulations, including the Occupational Safety and Health Act ("OSHA") and any other Applicable Laws. Except as may be authorized in advance in writing by the Party providing such Project Materials, the receiving Party shall retain all Project Material in its secure possession and will not transfer possession of such Project Materials to any third party for any purpose. In the event that the receiving Party is not using and does not intend to use the Project Materials, upon completion of the applicable Research Project, upon termination of the applicable Statement of Work, or upon the earlier request of the providing Party, the Project Materials shall be promptly returned to the providing Party or entirely destroyed at such Party's direction, unless provision for its preservation is expressly made by written agreement.

h.	Human Subject Data Sharing. In connection with a Research Project, one Party ("Discloser") may provide the other Party ("Recipient") with certain Background Data collected from human subjects ("Human Subjects Data"), which may or may not include Protected Health Information ("PHI"), as defined in the Health Insurance Portability and Accountability Act of 1996, as amended ("HIPAA"), in the form of either: (a) a "de-identified data" set containing no individual patient identifiers constituting PHI, which "de-identified data" shall have the meaning ascribed to it in the HIPAA Privacy Rule at 45 CFR Section 164.514(a), or (b) a "limited data set" of PHI, as defined in the HIPAA Privacy Rule at 45 CFR Section

164.514 (e), so that Recipient is a limited data set recipient as defined in HIPAA. Recipient may only use and disclose the Human Subject Data for the purpose of the applicable Research Project and as expressly permitted by the applicable Statement of Work. Recipient shall not disclose the Human Subjects Data to third parties for any purpose, unless required by law or expressly permitted by the applicable Statement of Work. Recipient will: (i) not re-identify, attempt to re-identify, or allow to be re-identified, any patients or individuals who are the subject of PHI within the Human Subjects Data, or their relatives, family or household members; (ii) not link any other data elements to the Human Subject Data without obtaining reasonable assurances that the Human Subject Data shall remain either de-identified or continue to constitute a limited data set; (iii) implement and maintain appropriate data security and privacy policies, procedures and associated physical, technical and administrative safeguards to assure that Human Subjects Data is accessed only by authorized personnel; (iv) promptly report to Discloser any use or disclosure of the Human Subjects

Data not provided for herein of which it becomes aware; (v) not use or further disclose the Human Subjects Data other than as permitted or required herein or as required by law; and (vi) assure that all personnel or parties with access to the Human Subjects Data agree to abide by all of the foregoing conditions. In the event Recipient is provided with or comes into contact with any patient identifiable information, other than permitted to be disclosed as a limited data set under HIPAA, in connection with the applicable Research Project or otherwise while accessing Discloser's premises or systems, Recipient shall (1) immediately notify Discloser as to the receipt of patient identifiable information; (2) not use or further disclose such patient identifiable information; and (3) treat all such patient identifiable information as confidential information. Upon the request of Discloser, Recipient shall return or destroy such patient identifiable information. Notwithstanding the foregoing, to the extent that any Research Project hereunder contemplates the prospective collection of data from human subjects, the applicable terms governing that Parties' respective ownership rights or other rights to use and disclose such human subjects data shall be set forth in the applicable SOW. For the avoidance of doubt, any such prospectively collected human subjects data shall not be deemed "Data" as that term is defined herein.

1. Non-Human Subject Data Sharing. In connection with a Research Project, Discloser may provide Recipient with certain non-human subject Background Data, such as that collected from animals or benchtop testing, which does not relate to a human subject ("Non-Human Data"). Recipient may only use and disclose Non-Human Data for the purpose of the applicable Research Project and as expressly permitted by the applicable Statement of Work. Recipient shall not disclose Non-Human Data to third parties for any purpose, unless required by law or expressly permitted by the applicable Statement of Work. Recipient will:

(i) implement and maintain appropriate data security and privacy policies, procedures and associated physical, technical and administrative safeguards to assure that Non-Human Data is accessed only by authorized personnel; (ii) promptly report to Discloser any use or disclosure of Non-Human Data not provided for herein of which it becomes aware; (iii) not use or further disclose Non-Human Data other than as permitted or required herein or as required by law; and (iv) assure that all personnel or parties with access to Non-Human Data agree to abide by all of the foregoing conditions.

J. Ownership of Data, Project Materials and Background Data. As between the Parties, CCF shall own all Data generated by CCF ("CCF Data"), Aspira shall own all Data generated by Aspira ("Aspira Data"), and Aspira and CCF shall jointly own all Data generated by both Aspira and CCF ("Joint Data"). Notwithstanding anything to the contrary in this Agreement, CCF is the exclusive owner of all rights, title, and interests in and to all Project Materials provided by CCF to Aspira and all Background Data disclosed by or on behalf of CCF to Aspira hereunder, subject to any rights expressly granted to Aspira in this Agreement or a Statement of Work, and shall be referred to herein as "CCF Project Materials" and "CCF Background Data," respectively. As between the Parties, Aspira is the exclusive owner of all rights, title, and interests in and to all Project Materials provided by Aspira to CCF and all Background Data disclosed by or on behalf of Aspira to CCF hereunder, subject to any rights expressly granted to CCF in this Agreement or a Statement of Work, and shall be referred to herein as "Aspira Project Materials" and "Aspira Background Data," respectively.

k.	The Parties acknowledge and agree that Project Materials and Background Data are provided "as is" and without any warranties, express or implied of any kind. The Party receiving such Project Materials or Background Data agrees to assume all liability for all claims, costs and/or damages which may arise from such Party's use, storage, disposal, license, or other disposition of such Project Materials or Background Data. The providing Party shall not be liable to the receiving Party for any loss, claim, or demand made by the receiving Party or made against the receiving Party by any other party, due to or arising from the use of the

Project Materials or Background Data by the Receiving Party or any of its Subcontractors, except to the extent permitted by law when such loss, claim, or demand is caused by the negligence or willful misconduct of the providing Party.

l.	Additional Covenants. Each Party acknowledges and agrees that it is responsible for the acts and omissions of its representatives and Subcontractors, its Affiliates, and its Affiliates' representatives and Subcontractors, and the performance of any obligations of all such persons and entities relevant to this Agreement and any applicable Statement of Work as if such performance were carried out by such Party itself, including, without limitation, each such person's or entity's access to and use of any Project Materials or Background Data. Any act or omission of any such person or entity that would be a breach of this Agreement if committed or omitted by the Party to this Agreement will be a breach by such Party. In the event that either Party becomes aware that any of its Affiliates, representatives, or Subcontractors makes any use or disclosure of any Project Materials or Background Data that is not specifically authorized herein, such Party shall, as soon as practicable under the circumstances, terminate the right of such Affiliate, representative, or Subcontractor to access and use, and shall cause such Affiliate, representative, or Subcontractor to cease such access and use, of such Project Materials or Background Data. The failure of either Party to comply with the foregoing shall constitute a material breach of this Agreement.

3.	Payments and Other Consideration. Any financial compensation, cost reimbursement, or other consideration in connection with a Research Project or any rights granted under a Statement of Work shall be expressly set forth in the applicable Statement of Work. Except as expressly provided in an applicable Statement of Work, neither Party shall have any financial obligation to the other Party under this Agreement or any Research Project other than as expressly set forth herein.

a.	Institutional Partnering Fee. Notwithstanding the foregoing, in consideration of CCF making available to Aspira, on a non-exclusive basis throughout the Tenn, CCF's institutional infrastructure, scientific and clinical know-how, subject matter expertise, and administrative resources required to evaluate, scope, initiate, and support the Research Projects contemplated under this Agreement (collectively, the "Institutional Resources"), Aspira shall pay to CCF a partnering fee in the aggregate amount of one hundred twenty-five thousand U.S. dollars ($125,000) (the "Institutional Partnering Fee"), payable as follows: (i) fifty thousand U.S. dollars ($50,000) within thirty (30) days following the Effective Date; and (ii) twenty-five thousand U.S. dollars ($25,000) on each of the first, second, and third anniversaries of the Effective Date. The Institutional Partnering Fee is non-refundable and non-creditable against any other amounts payable under this Agreement or any Statement of Work, and is separate from, and in addition to, any compensation, cost reimbursement, milestones, or royalties payable under any Statement of Work.

4.	Confidentiality.

a.	During the course of this Agreement, a Party may disclose ("Disclosing Party") to the other Party ("Receiving Party") confidential and proprietary information of such Disclosing Party including, but not limited to, business, operational, and personnel information, procedures, methodologies, techniques, technology and know-how, scientific data, including Background Data, specifications, and designs (hereinafter, collectively referred to as "Confidential Information"). Confidential Information shall be either marked

"CONFIDENTIAL" as the time of disclosure or consist of information that the Receiving

Party would reasonably understand to be confidential and proprietary given the nature of its contents and/or disclosure.

b.	Confidential Information shall not include information that ( l) is in the public domain or comes into the public domain through no fault of the Receiving Party, (2) was previously known by the Receiving Party as of the date of disclosure by Disclosing Party on a non-confidential basis, (3) is disclosed without confidentiality obligations to the Receiving Party by a third party who had no obligation to the Disclosing Party not to disclose such information to others, or (4) is independently developed by the Receiving Party without use of or reference to the Confidential Information.

c.	The Receiving Party agrees: (l) to treat Confidential Information according to the same internal security procedures and with the same degree of care regarding its secrecy and confidentiality as the party receiving the disclosure treats similar information of its own within its organization, but with not less than reasonable care; (2) to use Confidential Information only for purposes of performing the applicable Research Project and as reasonably necessary for exercising its rights hereunder; (3) to disclose Confidential Information only to those that have a need to know in order to perform the applicable Research Project and exercise its rights hereunder that are under non-use and non-disclosure obligations at least as restrictive as this Agreement; and (4) it will not resell, transfer, or otherwise disclose such information to any third party without the Disclosing Party's specific, prior written consent

d.	Upon expiration, or the earlier termination, of this Agreement, Receiving Party shall, at the sole discretion of the Disclosing Party, return to the Disclosing Party or destroy (with written confirmation of such destruction) all Confidential Information received from or on behalf of the Disclosing Party, provided Receiving Party may retain one ( l) copy in a secure location for the purpose of evidencing compliance with this Agreement. Backups of electronic records containing Confidential Information shall not be required to be destroyed or returned but will be held in confidence until overwritten or erased in accordance with Receiving Party's standard practices associated therewith.

e.	Nothing in this Agreement shall prevent or limit a Receiving Party from disclosing Confidential Information to the extent that the Receiving Party reasonably believes, based on advice of legal counsel or otherwise, that such disclosure is required to comply with an applicable governmental law, regulation, or court order; provided that the Receiving Party shall provide the Disclosing Party with prompt written notice of any such legally required disclosure in order to allow the Disclosing Party to seek a protective order or other appropriate remedy (with which the Receiving Party shall reasonably cooperate with at the Disclosing Party's expense); and provided further that any Confidential Information so disclosed by legal requirement shall maintain its status as Confidential Information hereunder for all other purposes.

f.	The Receiving Party's obligations of confidentiality, non-use and non-disclosure under this Section 4 will apply during the term of this Agreement and for a period of five (5) years thereafter.

5.	Ownership and Related Proprietary Rights.

a.	Joint Data Rights. As set forth in Section 2.j, any and all Joint Data shall be owned jointly by both Parties, and both Parties shall have an unrestricted right to use all such Joint Data.

b.	Project Materials, Background Data, and Background IP Rights. Each Party owns and will retain all ownership rights in all Project Materials and Background Data. Each Party also owns and will retain all ownership rights in such Party's Background IP. Except as expressly provided in this Agreement or an applicable Statement of Work, nothing herein shall be construed as transferring or granting any ownership interest in a Party's Project Materials, Background Data, or Background IP to the other Party.

c.	Intellectual Property. All right, title and interest in and to any Project IP: (i) created solely by Aspira personnel shall reside with Aspira ("Aspira Project IP"); (ii) created solely by CCF personal shall reside with CCF ("CCF Project IP"); and (ii) created jointly by Aspira personnel and CCF personnel shall reside jointly with Aspira and CCF ("Joint Project IP"). The determination of inventorship or authorship under this Agreement shall be made in accordance with U.S. patent or copyright laws, as applicable. With respect to Joint Project IP, each Party hereby confirms that nothing in this Agreement shall operate in any way to limit the other Party's indivisible, non-exclusive ownership interest in and to such Joint Project IP.

d.	Project IP Disclosures and Report Review. If and when Project IP is created by either Party that may be reasonably amenable to patenting and/or licensing, Disclosure shall occur, in confidence, promptly after creation of said Project IP. The creating Party shall provide the other Party a Notification within sixty (60) days of Disclosure being received by a Technology Transfer Official of the creating Party. If and when a Report is provided under this Agreement, the Party receiving the Report shall promptly review said Report to identify any subject matter that the Party receiving the Report may believe to be reasonably amenable to patenting and/or licensing. The Party receiving the Report shall provide the other Party with Notification of said subject matter within sixty (60) days of receipt of the Report. Each Notification shall be in writing, shall identify the Disclosure or Report by name, shall reference this Agreement and the applicable Statement of Work, and shall include a written copy of the Disclosure or Report. Each Party agrees not to disclose information associated with a Notification to any third parties until appropriate intellectual property protection can be secured.

e.	License Rights.

I. Project License. Subject to the terms and conditions of this Agreement and the applicable Statement of Work, each Party hereby grants to the other Party a non-exclusive, non-transferable, royalty-free, limited license to use one or more of the Background IP, Project Materials, Data, and Background Data applicable to a Research Project solely to the extent necessary to perform the applicable Research Project during the term of the applicable Statement of Work. Except as may be expressly set forth in the applicable Statement of Work, no license is granted for any commercial purpose.

11.  Internal Use License. Subject to the terms and conditions of this Agreement and the applicable Statement of Work, each Party hereby grants to the other Party a non-exclusive, non-transferable, royalty-free, perpetual license to use its respective Project IP and Data for its internal academic, non-commercial research, and patient care purposes and to comply with any Applicable Laws.

m.	No Implied License; No Obligation to License. Except for the limited license expressly set forth in Sections 5(e)(i) and 5(e)(ii), or as may be expressly granted in a Statement of Work, nothing in this Agreement shall be construed to grant, by implication, estoppel, or otherwise, any license or other rights under any intellectual property of either Party. Nothing in this Agreement obligates either Party to grant any license, option, or other rights in or to any Intellectual Property or data, whether arising from a Research Project or otherwise. Any commercial license or other grant of rights shall require a separate written agreement executed by the Parties.

f.	Patent Prosecution and Copyright Registration.

1. Aspira may, at its discretion, file an application(s) for a patent(s), ("Aspira Application/Patent"), and take steps to obtain and maintain the validity of such patent(s) in the United States and/or any other country, and/or may take any other action, such as filing for a copyright registration, to obtain other protection for Aspira Project IP at Aspira's sole expense. To the extent an Aspira Application/Patent incorporates (i) CCF Background IP, (ii) CCF Background Data, or (iii) Joint Project IP, Aspira shall provide CCF and its counsel with a reasonable opportunity to review and comment on such Aspira Application/Patent prior to filing. CCF shall provide any such comments within ten (l 0) business days of receipt of the applicable draft. Aspira shall consider in good faith any comments timely provided by CCF, but Aspira shall retain sole control over the preparation, filing, prosecution, and maintenance of any Aspira Application/Patent. For the avoidance of doubt, CCF shall have no approval or veto rights with respect to any such filing, and Aspira may proceed with filing at any time, including prior to expiration of the foregoing review period, if Aspira determines that earlier filing is reasonably necessary (including to meet any statutory, regulatory, or strategic deadlines).

11. CCF may, at its discretion, file an application(s) for a patent(s) ("CCF Application/Patent"), and take steps to obtain and maintain the validity of such patent(s) in the United States and/or any other country, and/or may take any other action, such as filing for a copyright registration, to obtain other protection for CCF Project IP at CCF's sole expense. To the extent a CCF Application/Patent incorporates (i) Aspira Background IP, (ii) Aspira Background Data, or (iii) Joint Project IP, CCF shall provide Aspira and its counsel with a reasonable opportunity to review and comment on such CCF Application/Patent prior to filing. Aspira shall provide any such comments within ten (l 0) business days of receipt of the applicable draft. CCF shall consider in good faith any comments timely provided by Aspira, but CCF shall retain sole control over the preparation, filing, prosecution, and maintenance of any CCF Application/Patent. For the avoidance of doubt, Aspira shall have no approval or veto rights with respect to any such filing, and CCF may proceed with filing at any time, including prior to expiration of the foregoing review period, if CCF determines that earlier filing is reasonably necessary (including to meet any statutory, regulatory, or strategic deadlines).

m. If a Party elects not to seek or to discontinue prosecution or maintenance of intellectual property protection for solely owned Project IP in any particular country, the other Party may, upon written notice, elect to seek or maintain such protection in such country at its sole expense, and the owning Party shall reasonably cooperate with such efforts.

1v.  The Parties agree to meet and discuss which Party will be responsible for filing an application(s) for a patent(s), and taking steps to obtain and maintain the validity of a patent(s) in the United States and/or any other country, and/or for taking any other action, such as filing for a copyright registration, to obtain other protection for Joint Project IP in any country as well as a share of any associated expenses.

g.	Employees, Agents and Consultants. Each Party has obtained or will obtain agreements or binding obligations securing the assignment to such Party of all rights to any Intellectual Property from all employees and Subcontractors that are necessary to enable such Party to grant to the other Party all rights such Party purports to grant under this Agreement and any applicable Statement of Work.

h.	No Obligation to Bring Infringement Suit. Nothing in this Agreement is or shall be construed as an obligation for either Party to bring or prosecute an action or suit against any third party(ies) for infringement of any patent or other intellectual property right.

6.	Publication. It is anticipated that the results of each Research Project will be published as a joint publication by the Parties (the "Joint Publication"); provided, however, that each Party reserves the right to publish its own data, results, and conclusions generated during the course of any Research Project after the publication of such Joint Publication or after reasonable efforts have been made or discussions have been had regarding preparing and publishing the Joint Publication, subject to the following:

a.	Where a proposed publication is not a Joint Publication, the Party wishing to publish shall provide in confidence a copy of any proposed publication, including manuscripts, presentations, abstract, and posters, ("Proposed Publication") that the Publishing Party intends to publish or present to the non-publishing Party not less than thirty (30) days prior to the publishing Party's submission for publication or other dissemination, for the purpose of the non-publishing Party's review for patentable subject matter and Confidential Information. If the publishing Party does not receive any comments from the non-publishing Party within such thirty- (30-) day period, then the publishing Party may proceed with submitting or presenting such manuscript or abstract. In the event the non-publishing Party reasonably believes that such materials include patentable subject matter that it owns either solely or in part, the non-publishing Party shall promptly notify the publishing Party and the publication or other dissemination will be delayed for a period not to exceed an additional sixty (60) days to permit preparation and filing of appropriate patent application(s). In the event the non-publishing Party determines within the thirty (30) day review period that such materials include the non-publishing Party's Confidential Information, the non-publishing Party shall notify the publishing Party before the expiration of sch thirty (30) day review period and the publishing Party shall delete such Confidential Information from the publication.

b.	In any publication of the results of a Research Project, each Party shall acknowledge the contributions to and/or participation in the Research Project of the other Party. The Parties agree that authorship for any publication pursuant to this Agreement shall be based upon the standards as provided in the International Committee of Medical Journal Editors (ICMJE).

7.	Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH HEREIN, NEITHER PARTY MAKES ANY WARRANTIES AS TO ANY MATTER WHATSOEVER, INCLUDING, BUT NOT LIMITED TO, THE EQUIPMENT, INSTRUMENTS, MATERIALS, INFORMATION, RESULTS, INVENTIONS, AND DATA WHETHER TANGIBLE OR INTANGIBLE, CONCEIVED, DISCOVERED, OR DEVELOPED UNDER THIS AGREEMENT; OR THE OWNERSHIP OR MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR ANY OTHER WARRANTY, EXPRESS OR IMPLIED, INCLUDING FREEDOM FROM PATENT, TRADEMARK, OR COPYRIGHT INFRINGEMENT, INFO!Uv1ATIONAL CONTENT, INTEGRATION, OR THEFT OF TRADE SECRETS AND DOES NOT ASSUME ANY LIABILITY HEREUNDER FOR ANY INFRINGEMENT OF ANY PATENT, TRADEMARK, OR COPYRIGHT ARISING FROM THE USE OF INFOIUv1ATION, RESULTS OR DELIVERABLES OR RIGHTS GRANTED OR PROVIDED BY IT HEREUNDER. CCF SHALL NOT BE LIABLE FOR ANY DIRECT, INDIRECT, CONSEQUENTIAL, SPECIAL OR OTHER DAJ\1AGES SUFFERED BY ASPIRA OR ANY OTHERS RESULTING FROM THE USE OF THE RESULTS OF ANY RESEARCH PROJECT OR ANY PROJECT IP. NOTHING IN THIS AGREEMENT IS OR SHALL BE CONSTRUED AS A WARRANTY OR REPRESENTATION BY EITHER PARTY AS TO THE VALIDITY, ENFORCEABILITY, OR SCOPE OF ANY PATENT, PATENT APPLICATION, OR OTHER INTELLECTUAL PROPERTY RIGHTS.
8.	Indemnification; Limitations of Liability Insurance.

a.	Each Party (as the "Indemnifying Party") shall defend, indemnify, and hold harmless the other Party and its directors, officers, employees, students, affiliates, trustees, and agents (collectively the "Indemnified Party") from and against all costs, damages, penalties, and expenses (including reasonable attorneys' fees, expert witness fees, and court costs) arising from third-party claims, demands, suits, investigations, proceedings or actions against the Indemnified Party (collectively "Claims") arising out of the (i) the negligence, willful misconduct or intentional omission of Indemnifying Party or its representative or (ii) the breach of this Agreement or Applicable Law by an Indemnifying Party or its representative, except to the extent that the Claim is attributable to the negligence, willful misconduct, or intentional acts or omissions of the Indemnified Party.

b.	With respect to any Claim for which indemnification is sought and owed under Section 8(a), the Indemnified Party shall: (i) notify the Indemnifying Party in writing promptly after the Indemnified Party has notice of the Claim, provided that a failure to promptly notify the Indemnifying Party of the foregoing shall serve to reduce the indemnity rights of the Indemnified Party only to the extent that such delay or failure to promptly notify the Indemnifying Party actually prejudiced the Indemnifying Party's defense of the Claim(s);

(ii) permit the Indemnifying Party, at its sole expense, to control the defense (including litigation) of the Claim; and (iii) reasonably cooperate with the Indemnifying Party in the defense of such Claim, at the Indemnifying Party's expense. The Indemnifying Party shall not settle any Claim without the prior written consent of the Indemnified Party, such consent not to be unreasonably withheld, conditioned or delayed, provided, however that such settlement may be accepted only if said settlement includes a full release of all claims against the Indemnified party, without an admission of fault or liability, and is limited to monetary damages for which the Indemnifying Party is obligated to provide indemnification.

c.	Limitation of Liability. OTHER THAN (I) A PARTY'S BREACH UNDER SECTION 2(h) (HUMAN SUBJECT DATA SHARING), SECTION 4 (CONFIDENTIALITY), or SECTION 5 (OWNERSHIP AND RELATED PROPRIETARY RIGHTS), (II) A PARTY'S INDEMNIFICATION OBLIGATIONS UNDER SECTION 8 OR (III) A PARTY'S FRAUD OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR ANY LOST PROFITS, COSTS OF PROCURING SUBSTITUTE GOODS OR SERVICES, LOST BUSINESS, OR FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, PUNITIVE, OR OTHER SPECIAL DAMAGES, SUFFERED BY THE OTHER PARTY, ITS AFFILIATES, EMPLOYEES, CONTRACTORS, AGENTS, SUBLICENSEES, OR JOINT VENTURERS ARISING OUT OF OR RELATED TO ITS OR ANY OF THEIR EXERCISE OF RIGHTS OR PERFORMANCE OF OBLIGATIONS UNDER THIS AGREEMENT, FOR ALL CAUSES OF ACTION OF ANY KIND (INCLUDING TORT, CONTRACT, NEGLIGENCE, STRICT LIABILITY AND BREACH OF WARRANTY) EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

d.	Insurance. Each Party represents and warrants that it has and will continue to maintain during the Term and for a commercially reasonable time thereafter comprehensive general liability, professional, and malpractice insurance for its employees, officers, directors, and trustees (on either an indemnity or self-insured basis) to fully perform it responsibilities hereunder. The Parties agree that such coverage shall be in an amount not less than $1,000,000.00 per occurrence, $3,000,000.00 aggregate and shall provide evidence of such coverage upon request.

9.	Compliance With Laws.
a.	In performance of each Research Project and its obligations under this Agreement, each Party shall comply with all Applicable Laws including, but not limited to: (i) the federal anti-kickback statute (42 U.S.C. §l320a-7b) and the related safe harbor regulations; (ii) the Limitation on Certain Physician Referrals, also referred to as the "Stark Law" (42 U.S.C.

§l395nn); (iii) The Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.); (iv) the Public Health Service Act (42 U.S.C. § 201 et seq.); (v) HIPAA; and (vi) any and all applicable U.S. export control laws and regulations, as well any and all embargoes and/or other restrictions imposed by the Treasury Department's Office of Foreign Asset Controls. Accordingly, no part of any consideration paid hereunder is a prohibited payment for the recommending or arranging for the referral of business or the ordering of items or services, nor are the payments intended to induce illegal referrals of business. In the event that any part of this Agreement is determined to violate federal, state, or local laws, rules, or regulations, the Parties agree to negotiate in good faith revisions to the provision or provisions which are in violation. In the event the Parties are unable to agree to new or modified terms as required to bring the entire Agreement into compliance, either Party may terminate this Agreement on sixty (60) days written notice to the other Party.

b.	By signing this Agreement, each Party hereby represents that it has not been debarred, suspended, excluded, or otherwise determined to be ineligible to participate in federal health care programs (collectively, "Debarred") and agrees not to engage or assign any employee, agent or contractor ("Agent") to perform services under this Agreement who has been Debarred. Each Party acknowledges that the other Party shall have the right to automatically terminate this Agreement immediately in the event that a Party or an Agent is Debarred. Accordingly, each Party shall provide the other Party with immediate notice if during the term of this Agreement the Party (i) receives notice of action or threat of action with respect to its Debarment; or (ii) becomes Debarred.

l 0. Relationship of Parties. The activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity, and the Parties shall have a relationship of independent contractors with respect to each other. No term or condition of this Agreement is intended to create nor shall any such term or condition herein create any fiduciary duty on the part of either Party for the benefit of the other Party, and shall not require either Party to expend either funds or efforts or commit resources in excess of those explicitly agreed in this Agreement or an applicable Statement of Work. Neither Party shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement, or undertaking with any third party. Accordingly, neither CCF nor Aspira shall be considered nor represent itself as a joint venturer, partner, agent, fiduciary, or employee of the other.

11.	Term and Termination.

a.	Term. This Agreement shall commence as of the Effective Date and shall remain in effect for a term of five (5) years, unless earlier terminated as provided in this Section 11 (the "Term"). Each SOW shall specify a specific term for the applicable Research Project ("Project Term"). Each Research Project will be conducted during the applicable Project Term and according to a timeline mutually agreed upon by CCF and Aspira. The Term and/or any Project Term may be extended by mutual written agreement of the Parties. In the event the Term expires before a particular Project Term, this Agreement shall remain in effect for purpose of any such Research Project during the applicable Project Term.

b.	Termination Rights. This Agreement or any particular SOW may be terminated by either Party:

1.  For any or no reason by giving sixty (60) days' prior written notice thereof to the other Party;

11.  Upon written notice to the other Party in the event that such other Party commits a material breach of this Agreement and, to the extent such breach is capable of being cured, does not cure such breach within thirty (30) days after receipt of written notice of the breach from the notifying Party; or

m.  Immediately upon written notice to Aspira if any part or all of this Agreement or a particular SOW is reasonably determined to jeopardize the overall tax-exempt status of CCF or any of its exempt Affiliates.

c.	Survival. The provisions of Sections, 2(g) - 2(1), 3, 4, 5, 6, 7, 8, ll(c), 12, and 13 of this

Agreement shall survive termination or expiration of this Agreement for any reason and will continue in full force and effect, as does any other provision in this Agreement that by its nature and intent remains valid after the term of the Agreement, including the definitions of all defined terms, whether defined in Section l or elsewhere herein.

12.	Uncontrollable Forces. Neither Aspira nor CCF shall be considered to be in default of this Agreement if delays in or failure of performance shall be due to uncontrollable forces the effect of which, by the exercise of reasonable diligence, the nonperforming Party could not avoid. The term "uncontrollable forces" shall mean any event which results in the prevention or delay of performance by a Party of its obligations under this Agreement, including any Statement of Work, and which is beyond the control of the nonperforming Party, including , but is not limited to, fire, flood, earthquakes, storms, lightning, epidemic, pandemic, war, riot, civil disturbance, sabotage, strikes, work slowdowns or other labor disturbances, and judicial restraint. A Party affected by any such uncontrollable forces will, however, use its best efforts to avoid or cure such conditions, will give prompt written notice of the uncontrollable forces and such Party's intent to delay performance to the other Party, and will resume its performance as soon as performance is possible.

13.	Miscellaneous

a.	Assignment. Neither Party shall assign or transfer this Agreement without the prior written consent of the other Party. To the extent such transfer or assignment is expressly permitted, the terms of this Agreement shall be binding upon and inure to the benefit of each of the Parties and their successors and permitted assigns.

b.	Entire Agreement. This Agreement, along with Exhibit A, together with any attachments hereto or thereto, represents the entire understanding of the Parties and supersedes any prior or contemporaneous agreements or understandings between the Parties with respect to the subject matter hereof. Furthermore, no modification, supplement, or new agreement may be executed, prior to the expiration of this Agreement, between the Parties with respect to the subject matter hereof, without formal written amendment to this Agreement, signed by all Parties.

c.	Severability. In the event any one or more of the provisions of this Agreement should for any reason be held by any court or authority having jurisdiction over this Agreement or either of the Parties to be invalid, illegal, or unenforceable, such provision or provisions shall be validly reformed to as nearly as possible approximate the intent of the Parties and, if unreformable, shall be divisible and deleted in such jurisdiction; elsewhere, this Agreement shall not be affected so long as the Parties are still able to realize the principal benefits bargained for in this Agreement.

d.	Waiver. The waiver by a Party of any breach of or default under any of the provisions of this Agreement or the failure of a Party to enforce any of the provisions of this Agreement or to exercise any right hereunder shall not constitute or be construed as a waiver of any other breach or default, or as a waiver of any such rights or provisions hereunder. To be effective any waiver must be in writing. The rights and remedies provided herein are cumulative and do not exclude any other rights or remedies provided by law or otherwise available except as expressly set forth herein.

e.	Notices. Except for the payment of invoices, any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and effective: (a) on the date of delivery if delivered in person during recipient's normal business hours; or (b) on the date of receipt if delivered by courier, express mail service or first-class mail, registered or certified, return receipt requested. Such notice shall be sent or delivered to the respective addresses given below, or to such other address as either Party shall designate by written notice given to the other Party as follows:

In the case of Aspira:

Aspira Women's Health Inc. 12117 Bee Caves Road Building 111, Suite l 00

Austin, TX 78738 Attn: Legal Department

with a copy sent to: 3 Enterprise Drive

Shelton, CT 06484

In the case of CCF:

The Cleveland Clinic Foundation

9500 Euclid Avenue, Mailstop GCICl0 Cleveland, OH 44195

Attn: CCF Innovations - Chief Email: ccilicense@ccf.org

With a copies to:

Law Department - (Mail Code: AC321) The Cleveland Clinic Foundation

3050 Science Park Drive Beachwood, OH 44122 Attn: Research Contracts

Email: legalcontracts@ccf.org

The CCF PI at the Contact Information specified in the applicable sow

f.	Governing Law and Disputes. This Agreement and all matters arising out of or relating to this Agreement shall be governed by, and interpreted and construed in accordance with, the laws of the State of Ohio, without regard to its conflicts of laws provisions. Venue shall be in the state or federal courts located in Cuyahoga County, Ohio.

g.	Mutual Drafting. This Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any provision of this Agreement.

h.	Use of Names and Trademarks; Publicity.

1.  Nothing contained in this Agreement will be construed as conferring any right to either Party to use in advertising, publicity, or other promotional activities any name, trade name, trademark, abbreviation, logo, symbol, image, likeness, or other designation of the other Party, of the other Party's Affiliates or subsidiaries, or of the other Party's staff, employees, associates, students, institutes, or departments (including a contraction, abbreviation or simulation of any of the foregoing). Accordingly, neither Party shall use the name(s), abbreviation(s), trademark(s), symbol(s), logo(s), image(s), or likeness of the other Party, the other Party's Affiliates and subsidiaries, or the other Party's staff, employees, associates, students, institutes, or departments in connection with any product, promotion, publication, marketing materials or in any other public way without the prior written consent of the other Party. The use of CCF's name, trademark, logo, symbol, image or the like shall require written permission from The Cleveland Clinic Foundation's Corporate Communications Executive Director as to each such use.

11.  The Parties shall consult and coordinate with each other respecting the timing and content of any press or news releases, or other public announcements regarding this Agreement or any Statement of Work. Neither Party shall issue a press release or news release regarding the existence, conduct, results, or conclusions of a Research Project without the review and approval of the other Party. For the avoidance of doubt, this Section shall not apply to scholarly publications and scholarly presentations, the publication of which is governed by Section 6.

1. Counterparts. This Agreement may be executed in two or more counterparts (whether facsimile, electronic email signature or original), each of which shall be deemed an original but all of which when taken together shall constitute one and the same instrument.

J. Conflict of lnterest. CCF maintains and adheres to a Conflict of lnterest Policy. Accordingly, Aspira represents that no CCF employees, officers, or directors are owners, consultant, employees, officers, or directors of Aspira or any of its affiliates or serve on any boards or committees of or in any advisory capacity with Aspira or any of its affiliates.

Remainder of page intentionally left blank.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized representatives effective as of the Effective Date.

Aspira Women's Health Inc.

By: /s/ Michael Buhle

Name: Michael Buhle

Title: Chief Executive Officer

The Cleveland Clinic Foundation

By: /s/ Serpil C. Erzurum, M.D.

Name: Serpil C. Erzurum, M.D.

Title: Executive Vice President, Chief Research & Academic Officer

Date: May 14, 2026Date: May 20, 2026

APPROVED AS TO FORM

CCF - Law Department

DATE:

 5/14/2026

By: /s/ Marissa Ennis

CMSI#

 4342895

Exhibit A-# (Example Statement of Work)

This Statement of Work ("SOW"), between the Parties indicated below, is effective as of the last date of signature below ("SOW Effective Date") and incorporates by reference all terms and conditions of the Master Collaboration and License Agreement ("Agreement") by and between Aspira Women's Health Inc. ("Aspira") and The Cleveland Clinic Foundation ("CCF"), dated  , 2026, and shall govern the research project titled "[RESEARCH PROJECT TITLE]" ("Research Project").

I.	Proposed Research Project Activities
a.	[Describe the Research Project activities in detail or include copy of protocol. Specify any joint tasks or individual responsibilities]
II.	Project Term [PICK ONE]
a.	The Research Project shall begin on or about , 20_, and shall continue until the completion of the Research Project ("Project Term").
b.	The Research Project shall begin on or about , 20_ and shall continue until the earlier of the completion of the Research Project or, 20_ ("Project Term").

III.	Research Budget [PICK ONE]
a.	shall provide funding to in accordance with the budget and the payment schedule forth below:
i.	[Payment Schedule]
b.	Neither Party shall be financially liable to the other Party for any payments under the Research Project. Each Party shall pay for all of its activities under the Research Project.

IV.	CCF FACILITY ACCESS SPECIFICS
a.	[Location, department, date, time, duration, etc.]

V.	CCFPI
a.	Name:
b.	CCF PI Contact Information:
i.	[PI's Contact Info]

VI.	ASPIRA FACILITY ACCESS SPECIFICS
a.	[Location, department, date, time, duration, etc.]

VII.	ASPIRA PI
a.	Name:
b.	Aspira PI Contact Information:
i.	[PI's Contact Info]

VIII.	Human Subject Data:

a.	[Describe all Human Subjects Data being provided, including nature and type of the Human Subjects Data, and whether such Human Subjects Data was collected with informed consent and pursuant to a HIPAA authorization]

IX.	Additional Terms for the Research Project:
a.	[Any additional/alternative IP or publication terms]
b.	[Reference to any external funding, grant, award or agreement terms to be incorporated by reference]

X.	License Rights
a.	[License Grant - Set forth any license grants to any Background IP, Project IP, or Data]
b.	[Consideration - set forth consideration for any licenses granted, including applicable payment provisions]

XI.Counterparts. This SOW may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. Each Party acknowledges that an original signature or a copy thereof transmitted by facsimile or by PDF shall constitute an original signature for purposes of this SOW.

XII.	Entire Agreement. This SOW including, without limitation, all Exhibits and Appendices hereto and the Agreement contain the entire understanding of the Parties with respect to the subject matter herein and supersedes all previous agreements and undertakings with respect thereto. In the event of a conflict between the provisions of the Protocol (if any) and the terms and provisions of this SOW or any Exhibits hereto, the Protocol shall control with respect to matters of science and conduct of the Research Project. In all other matters, the terms and provisions of this SOW shall control. In the event of any conflict between the terms and provision of this SOW and those of the Agreement, the terms and provisions of the Agreement shall control, unless this SOW specifically acknowledges the conflict and expressly states that the conflicting term or provision found in this SOW controls for this SOW only. This SOW may be modified only by a written agreement signed by the Parties to this SOW.

� Signature page follows �

E
Exhibit 10.1

IN WITNESS WHEREOF, the PARTIES have evidenced their consent to the terms provided herein in this SOW by signing below.

ASPIRA WOMEN'S HEALTH INC.THE CLEVELAND CLINIC FOUNDATION

SignatureSignature

NameName

TitleTitle

DateDate

Acknowledged by (not Parties to the Agreement):

I, the undersigned Principal Investigator(s), have read and understood this Agreement and the SOW and agree to comply with its terms.

ASPIRA PICCFPI

SignatureSignature

NameName

DateDate